12 Greenway Plaza, Suite 1202
Houston, Texas 77046-1289
Phone 713-561-6500
Fax 713-968-7128
Web www.uhy-us.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Form SB2 and Form 10-SB/A of our report dated May 16, 2005, on our audit of the financial statements of Trulite, Inc. for the year ended December 31, 2005, and for the period from inception (July 15, 2004) through December 31, 2004.

Houston, Texas
October 5, 2006